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                                                                  EXHIBIT 3.1(c)

(STAMP)

                           ARTICLES OF ORGANIZATION OF
                         ASHTON WOODS CONSTRUCTION, LLC

     Pursuant to A.R.S. Section 29-632, the undersigned states as follows:

     1. NAME. The name of the limited liability company formed by this instrument is Ashton Woods Construction, LLC.

     2. OFFICE; AGENT. The address of the limited liability company's registered office in Arizona is 9176 East Mountain Springs Road, Scottsdale, Arizona 85255. The name and business address of the statutory agent of the limited liability company are David Kitnick, 9176 East Mountain Springs Road, Scottsdale, Arizona 85255.

     3. MANAGEMENT. Management of the limited liability company is vested in the members.

     4. MEMBERS. The name and address of the sole member are as follows:

          Ashton Woods Arizona, L.L.C.
          250 Lesmill Road
          Don Mills, Ontario
          CANADA M3B2T5

     5. ADDITIONAL MATTERS. The Company is authorized to engage in any and all business authorized by law. Any person dealing with the Company may rely, without further inquiry, on the identity of the sole member set forth in these Articles of Organization, until such time as they are amended in accordance with applicable law to reflect a change in the identity of the member or members. The sole member, acting alone and without the requirement for further resolutions or agreements evidencing such authority, shall have the authority to execute and deliver documents and instruments on behalf of the Company, all of which shall be binding on the Company. Without limiting the generality of the foregoing, the sole member is specifically authorized on behalf of the Company to buy and sell property, enter into contracts, record instruments affecting title to property, borrow money, issue evidences of indebtedness, encumber the Company's assets (by deed of trust, mortgage, security interest or otherwise), settle disputes, obtain licenses and permits, make applications for governmental approvals, and otherwise deal with the assets of the Company in the same manner in which the member could deal with its own assets.

     Dated as of January 22, 2002.


                                        /s/ Harry Rosenbaum
                                        ----------------------------------------
                                        Harry Rosenbaum